Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of SUNation Energy, Inc. (f/k/a Pineapple Energy Inc.) and subsidiaries (the Company) of our report dated April 1, 2024, with respect to the Company’s consolidated financial statements as of and for the year ended December 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ UHY LLP

Melville, NY

April 7, 2025

An Independent Member of Urbach Hacker Young International